Exhibit 99.1

DATE:	July 24, 2008

CONTACT:	Alan W. Dakey President & CEO Mid Penn Bancorp, Inc. 349 Union Street Millersburg, PA 17061 (717) 692-2133

MID PENN BANCORP, INC. DECLARES CASH DIVIDEND

AND APPROVES CHANGE OF STOCK SYMBOL

(Millersburg, PA) – The Board of Directors of Mid Penn Bancorp, Inc. (AMEX: MBP), parent company of Mid Penn Bank, is pleased to announce the declaration of a quarterly cash dividend of 20 cents per share, payable Monday, August 25, 2008, to shareholders of record Wednesday, August 6, 2008.

The Board also approved changing the stock symbol of Mid Penn Bancorp, Inc. from MBP to MPB effective with the opening of business August 1, 2008. Upon its initial listing with the American Stock Exchange in 1997, the symbol MPB was not available, and an alternate symbol of MBP was chosen. The MPB symbol has since become available, and the Board feels the new symbol will be more easily recognized by the investment community, shareholders, and the general public.

Mid Penn Bank has been an independently owned community bank since 1868 and is committed to remaining a progressive, independent community bank offering a full line of business, personal and trust services.

Mid Penn Bancorp, through its subsidiary Mid Penn Bank, operates 15 offices in Dauphin, Northumberland, Schuylkill, and Cumberland Counties. For more information, visit www.midpennbank.com and view the Investor Relations page where comprehensive information is available concerning the corporation.

This press release contains “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995, which is based on Mid Penn’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events, or results. Such statements involve potential risks and uncertainties and, accordingly, actual performance results may differ materially. Mid Penn undertakes no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events, or otherwise.